SHAREHOLDERS AGREEMENT


              SHAREHOLDERS AGREEMENT (the "Agreement"), dated as of October 10, 1991 by and between EDI Electronics Distribution International B.V., a corporation organized and existing under the laws of The Netherlands ("EDI") and the signatories of this Agreement (which signatories (other than EDI) are hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders"). Except as otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in Section 5 hereof.

                              W I T N E S S E T H


              WHEREAS, Silverstar Ltd. S.p.A. ("Silverstar"), is a duly organized and existing corporation under the laws of Italy;


              WHEREAS, the authorized capital stock of Silverstar consists of 56,000 common shares, par value Lit 100,000 per share (the "Common Shares"), all of which Common Shares are issued and outstanding;


              WHEREAS, pursuant to a Share Purchase Agreement of even date herewith (the "Share Purchase Agreement") Arrow has agreed to purchase from Aquarius Investments Ltd. and to contribute to EDI 28,000 Common Shares (the "Purchased Shares"), representing 50% of the issued and outstanding Common Shares;


              WHEREAS, EDI and the Shareholders deem it necessary to make certain provisions for the regulation of Silverstar's affairs and the rights of EDI and the Shareholders;


              NOW, THEREFORE, in consideration of the premises and the covenants hereinafter set forth, the parties hereto agree as follows:

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              1.    Purchase and Sale of Common Shares owned by Shareholders.

              (a) Preemptive Rights. (i) Except for the sale or transfer of Common Shares (A) to another Shareholder or (B) pursuant to a Family Transfer (each of (A) and (B), an "Exempt Shareholder Transfer") no Shareholder or any person to whom such Shareholder has transferred any interest in Common Shares in accordance with the terms hereof (a "Transferee"), as the case may be, will sell or otherwise transfer any interest in Common Shares without complying with the terms of this Section l(a). At least 30 days prior to the date of any proposed sale or transfer other than an Exempt Shareholder Transfer, any Shareholder desiring to sell or transfer any or all of the Common Shares held by such Shareholder (the "Offeror") pursuant to a bona fide offer from a prospective purchaser (the "Purchaser") will deliver a written notice (the "Sale Notice") to EDI and the other Shareholders. The Sale Notice will disclose in reasonable detail the identity of the Purchaser and the terms and conditions of the proposed transfer, including the number of Common Shares to be transferred (the "Offered Shares") and the price per share at which the Offered Shares are to be sold to the Purchaser (the "Offered Price"). Such Sale Notice shall constitute an offer by the Offeror to sell the Offered Shares to EDI (or, if EDI declines to purchase, the other Shareholders) at a price (the "EDI Purchase Price") equal to the lower of the Silverstar Formula Price and the Offered Price.

                    (ii) Upon receipt of such Sale Notice from the Offeror, EDI, or at the election of EDI, EDI's nominee, shall be entitled to accept such offer and to purchase all of the Offered Shares at the EDI Purchase Price and upon terms and conditions no less favorable than those set forth in the Sale Notice. EDI or its nominee, as the case may be, shall have 30 days after receipt of the Sale Notice (the "Initial Offering Period") in which to give counter-notice to the Offeror, at the Offeror's address stated in the Sale Notice, of EDI's, or its nominee's, acceptance of such offer.

                   (iii) In each such offer, if EDI (or its nominee) does not within the Initial Offering Period elect to accept such offer and purchase all of the Offered Shares, EDI shall give notice to such effect to the Offeror and the other Shareholders, whereupon each of the other Shareholders shall have the right during a period of 15 days following receipt of such notice from

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                                      -3-

EDI (the "Subsequent Offering Period") to purchase all of the Offered Shares at the EDI Purchase Price and upon terms and conditions no less favorable than those set forth in the Sale Notice by giving counter-notice to the Offeror, at the Offeror's address stated in the Sales Notice of its acceptance of such offer. In the event that more than one Shareholder elects to accept such offer, the Offered Shares shall be allocated among the accepting Shareholders as they may agree or, failing such agreement, pro rata on the basis of their respective holdings of Common Shares.

                    (iv) In each such offer, if neither EDI nor its nominee within the Initial Offering Period, nor any other Shareholders within the Subsequent Offering Period, accepts such offer and agrees to purchase all of the Offered Shares, the Offeror shall have the election, exercisable by giving notice within ten days after the end of the Subsequent Offering Period to EDI and such Shareholders as have accepted such offer to treat none of such acceptances as being effective, in which case such offer shall be deemed to have been duly rejected and such Offeror shall have the right to dispose of the Offered Shares in accordance with Section 1(a)(v).

                    (v) Any Offered Shares not duly accepted as hereinabove provided may then be transferred by the Offeror to the Purchaser at a price not less than the Offered Price and upon terms no more favorable to the Purchaser than those stated in the Sale Notice within the next six months following the end of the Subsequent Offering Period, provided, however, that prior to any such transfer, the Purchaser shall deliver to EDI and the Shareholders a written unconditional agreement to be bound by the terms of this Agreement.
Any Offered Shares not so sold, transferred or otherwise disposed of within such six-month period shall again in all respects become subject to the provisions of this Section 1(a) and no subsequent sale, transfer or other disposition thereof shall be made without again giving the notice and option to EDI and complying with the other terms and conditions of this Section 1(a).

                    (vi) In the event of an Exempt Shareholder Transfer, the restrictions contained in this Agreement will continue to apply to the transferred Common Shares after any such transfer and, except for sales or transfers of Common Shares to a Shareholder, prior to the consummation of such Exempt Shareholder Transfer, the Transferee shall agree with EDI in writing to be bound by the provisions of this Agreement.

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                                      -4-

              (b) Call Rights. (i) EDI shall have the right, exerciseable in its discretion following the occurrence of an event (a "Call Event") specified in Section 1(b)(ii), to purchase from the Shareholders and their respective (direct or indirect) Transferees, at the purchase price specified herein for such Call Event, all Common Shares owned by them at the time of such notice (the "Call Shares"). The right of EDI to purchase the Call Shares pursuant to a Call Event shall be exercisable by written notice (the "Call Notice") to the Shareholders and their respective Transferees not less than 30 days prior to a proposed purchase. A Call Notice with respect to a Call Event specified in
Section 1(b)(ii)(A), (B) or (C) shall be given within 60 days of the relevant Call Event.


                    (ii) The right of EDI to purchase the Call Shares shall be exerciseable:


                    (A) at the Silverstar Formula Price in the event of the death or permanent disability (as determined in good faith by Silverstar's Board of Directors) of both Giorgio Ghezzi ("Ghezzi") and Germano Fanelli ("Fanelli");

                    (B) at the Silverstar Formula Price minus 15% if either Ghezzi or Fanelli voluntarily terminates his work relationship with Silverstar prior to the expiration of the full term as specified in his letter agreement with Silverstar dated as of the date hereof (including any amendments or supplements hereto) or is terminated by Silverstar for Cause; provided that, with respect to the employee who triggers this Call Event, EDI shall purchase such employee's Common Shares at the Silverstar Formula Price minus 30%;

                    (C)    at the Silverstar Formula Price if, pursuant to
       Section 3(c) hereof, EDI is entitled to designate five or more of Silverstar's directors;

                    (D) at the Silverstar Formula Price plus 30% at any time from the fourth anniversary of the date hereof to the fifth anniversary of the date hereof;

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                                      -5-

                    (E) at the Silverstar Formula Price plus 15% at any time from the fifth anniversary of the date hereof to the sixth anniversary of the date hereof; and

                    (F) at the Silverstar Formula Price at any time after the sixth anniversary of the date hereof.

                   (iii) In the event that EDI shall have the right to purchase the Call Shares pursuant to more than one Call Event, EDI, in its sole discretion, shall determine the Call Event pursuant to which it shall exercise its right to purchase the Call Shares.

              (c)   Put Rights.    Upon the expiration of the full term of
Ghezzi's work relationship with Silverstar as specified in Ghezzi's letter agreement with Silverstar dated the date hereof (including any extension thereof pursuant to any amendments or supplements thereto) or upon the earlier termination by EDI of Ghezzi's work relationship with Silverstar in breach of such agreement, each Shareholder (except Fanelli) and each direct or indirect transferee of any Shareholder (other than Fanelli) pursuant to an Exempt Shareholder Transfer shall have the right to require EDI to purchase all Common Shares then owned by him at the Silverstar Formula Price. Upon the expiration of the full term of Fanelli's work relationship with Silverstar as specified in Fanelli's letter agreement with Silverstar dated the date hereof (including any extension thereof pursuant to any amendments or supplements thereto) or upon the earlier termination by EDI of Fanelli's work relationship with Silverstar in breach of such agreement (each of such events and each of the corresponding events with respect to Ghezzi, a "Put Event"), Fanelli and each transferee of Fanelli pursuant to an Exempt Shareholder Transfer shall have the right to require EDI to purchase all Common Shares then owned by him at the Silverstar Formula Price. The right of each Shareholder to require EDI to purchase all Common Shares owned by him (the "Put Shares") shall be exercisable by written notice to EDI (the "Put Notice") not more than 60 days following the applicable Put Event.

              (d) Consummation of Purchase. Any purchase by EDI of Offered Shares, Call Shares or Put Shares, as the case may be, and any purchase by a Shareholder of Offered Shares, pursuant to this Section 1 shall be effected by delivery by the selling Shareholder or any

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                                      -6-

Transferee, as the case may be, of the certificate or certificates representing such Offered Shares, Call Shares or Put Shares (properly endorsed for transfer) to EDI or the purchasing Shareholder, as the case may be, on a date (the "Transfer Date") mutually-agreed upon by EDI and such Shareholder or Transferee, as the case may be, provided, however, that the Transfer Date shall not be on a date more than 90 days following the Sale Notice, Call Notice or Put Notice. As of the Transfer Date, title to such Offered Shares, Call Shares or Put Shares, as the case may be, shall be deemed transferred to EDI, or such purchasing Shareholder, as the case may be, upon tender by EDI, or such purchasing Shareholder, as the case may be, of the purchase price therefor (which, in the case of Call Shares, shall be the purchase price in effect on the date of the Call Notice), in the form provided by Section 1(e), to such Shareholder or Transferee, as the case maybe. EDI, each Shareholder and each Transferee agrees to take all actions necessary or advisable in order to consummate the sale of Common Shares to EDI, or such purchasing Shareholder, as the case may be, as contemplated hereby.

              (e) Form of Purchase Price. (i) The purchase price to be paid by EDI for any Offered Shares, Call Shares or Put Shares, as the case may be, to be purchased pursuant to this Section 1 shall be paid, in EDI's sole discretion, in (A) cash, by certified check or cashier's check or by wire transfer to an account designated by the Shareholder or Transferee, as the case may be, (B) shares of EDI Stock, which shares of EDI Stock shall be valued at the EDI Value per Share or (C) shares of Arrow Stock, which shares of Arrow Stock shall be valued at the Arrow Value per Share. In the event that EDI elects to pay such purchase price in shares of EDI Stock, a mutually agreed upon portion of such shares of EDI Stock (which portion shall not exceed 50%) shall be exchanged for shares of Arrow Stock at a rate of exchange equal to the EDI Value per Share at the time of the exchange divided by the Arrow Value per Share at the time of the exchange. Notwithstanding anything to the contrary contained in this Section 1(e), EDI shall not, without the consent of the Shareholder or Transferee, as the case may be, pay such purchase price in shares of EDI Stock if such shares of EDI Stock are not then listed on a securities exchange or traded on an organized trading market. The purchase price to be paid by a purchasing Shareholder for any Offered Shares to be purchased pursuant to this Section 1 shall be paid in cash, by certified or cashier's check or by wire

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                                      -7-

transfer to an account designated by the selling Shareholder or Transferee, as the case may be.

                    (ii) If requested to do so by the selling Shareholder or Transferee, as the case may be, Arrow will file a registration statement (the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the "Act"), covering the resale by such Shareholder or Transferee, as the case may be, of the shares of Arrow Stock received by such Shareholder or Transferee, as the case may be, pursuant to Section 1(e)(i) hereof (the "Purchase Shares"). Arrow shall use its best efforts to cause the Registration Statement to become effective and to remain effective until the earlier of (A) the sale by such Shareholder or Transferee, as the case may be, of all of the Purchase Shares and (B) such time as such Shareholder or Transferee, as the case may be, is able to sell the Purchase Shares without registration under the Act pursuant to Rule 144 or pursuant to another available exemption which will permit the purchaser in such sale transaction to acquire freely transferable shares.

                    (iii) If requested to do so by the selling Shareholder or Transferee, as the case may be, and, at such time, EDI Stock is listed on a securities exchange or traded in an organized trading market, EDI will use its reasonable efforts to take such action as is necessary under applicable law relating to sales of securities to permit the resale by such Shareholder or Transferee, as the case may be, of the shares of EDI Stock received by such Shareholder or Transferee, as the case may be, pursuant to Section 1(e)(i) hereof, provided that, EDI shall not be required to take any such action which, in the reasonable opinion of EDI, is burdensome or expensive.

              (f) Purchase of EDI Shares; EDI Shareholders Agreement. (i) At such time as (A) EDI exercises its right to purchase the Call Shares pursuant to Section 1(b) or (B) Ghezzi or Fanelli or any of their respective Transferees exercises his right to require EDI to purchase the Put Shares pursuant to
Section 1(c), EDI shall also have the right and the obligation to purchase (or to cause an affiliate to purchase), at a price equal to the EDI Value per Share multiplied by the number of EDI shares all of the shares of EDI Stock held at such time by the person from whom EDI is purchasing Call Shares or Put Shares, as the case may be, provided that, in a case of a purchase of Put Shares, such purchase of EDI Stock shall be at the option of Ghezzi or Fanelli or

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                                      -8-

such Transferee, as the case may be, and provided further that, EDI shall not be obligated to make such purchase (but shall continue to have the right to make such purchase) if at such time EDI Stock is listed on a securities exchange or traded in an organized trading market. The consideration for any such purchase shall be paid, in the sole discretion of EDI, either in cash or shares of Arrow stock, and the provisions of Sections 1(d) and 1(e) shall apply to such purchase, mutatis mutandus.

              (ii) The terms set forth in Section 1(f)(i) shall be incorporated in the EDI Shareholders Agreement referred to in Section 1(d)(i) of the Share Purchase Agreement, following which incorporation the terms of such EDI Shareholders Agreement shall for all purposes supersede the terms of this Section 1(f).

              (g) Notwithstanding anything to the contrary contained in this Agreement, the purchase price to be paid by EDI for any Offered Shares, Call Shares or Put Shares pursuant to Section 1(e) or for shares of EDI Stock pursuant to Section 1(f), as the case may be, shall be reduced by an amount equal to any indemnification payment owed to Arrow and EDI pursuant to Section 6(a)(iv) of the Share Purchase Agreement, but only to the extent such indemnification payment has not previously been recovered through a reduction in the amount of one or more Installments (as defined in the Share Purchase Agreement).

       In the event that following any such reduction in any purchase price payment, Silverstar receives reimbursement from Quality Technologies Italia S.p.A. in respect of any losses, damages or costs incurred by Silverstar in connection with the litigation commenced by Trinova S.p.A. referred to in List 4 to the Share Purchase Agreement and as to which an indemnification payment was owed to Arrow and EDI pursuant to Section 6(a)(iv) of the Share Purchase Agreement, EDI shall make a further purchase price payment in an amount equal to the lesser of any such reduction and any such amount as has actually been received by Silverstar, without interest.

              2.    Purchase and Sale of Common Shares Owned by EDI.

              (a) Preemptive Rights. (i) Except for the sale or transfer of Common Shares to an affiliate (as defined in Rule 12b-2 under the Securities Exchange Act

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                                      -9-

of 1934, as amended) (an "Exempt EDI Transfer"), EDI will not sell or otherwise transfer any interest in Common Shares without complying with the terms of this
Section 2(a). At least 30 days prior to making any sale or transfer pursuant to a bona fide offer from a prospective purchaser (the "EDI Share Purchaser"), other than pursuant to an Exempt EDI Transfer, EDI will deliver a written notice (the "EDI Sale Notice") to the Shareholders (the "Offerees"). The EDI Sale Notice will disclose in reasonable detail the identity of the prospective purchaser and the terms and conditions of the proposed transfer including the number of Common Shares to be transferred (the "EDI Offered Shares") and the price per share at which the EDI offered Shares are to be sold to the EDI Share Purchaser (the "EDI Offered Price"). Such EDI Sale Notice shall constitute an offer to sell the EDI Offered Shares at the EDI Offered Price.

                    (ii) Upon receipt of such EDI Sale Notice from EDI, each Offeree shall be entitled to accept such offer and purchase the EDI Offered Shares at the EDI Offered Price and upon terms no less favorable than those stated in such EDI Sale Notice, in the case of each Offeree up to that number of the EDI Offered Shares equal to the product of (A) a fraction, the numerator of which is the number of Common Shares held by such Offeree and the denominator of which is the number of Common Shares held by all Offerees, and
(B) the number of EDI Offered Shares (such number hereinafter referred to as the "Participation Securities" with respect to such Offeree). The Offerees shall have thirty days after the EDI Sale Notice is received in which to give counter-notice to EDI, at EDI's address stated in the EDI Sale Notice, of such Offeree's acceptance of such offer (such acceptance by an Offeree being referred to as an "Initial Acceptance"). An Initial Acceptance by an Offeree may be of all or part of his Participation Securities. Any Offeree may elect in his counter-notice to purchase, in addition to his Participation Securities, the balance (or the balance up to a maximum stated number) of any EDI Offered Shares which are not accepted by the other Offerees (such acceptance being referred to as an "Additional Acceptance"). If the number of EDI Offered Shares that the Offerees elect to purchase in their Initial Acceptances plus the number of EDI Offered Shares that the Offerees elect to purchase in their Additional Acceptances exceeds the number of EDI Offered Shares, the number of EDI Offered Shares to be purchased in the aggregate by the Offerees shall be reduced to the extent of the excess attributable to the Additional

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Acceptances with such reduction in the number of EDI Offered Shares to be purchased in the aggregate by the Offerees to be allocated among the Offerees in proportion to the number of EDI Offered Shares each Offeree has elected to purchase pursuant to such Offeree's Additional Acceptance.

                    (iii) In each such offer, if the Initial Acceptances and Additional Acceptances of all Offerees do not aggregate a total number of EDI Offered Shares which is equal to or greater than 100% of the number of EDI Offered Shares, EDI shall have the election, exercisable by giving notice within ten days after the end of the offering period to such Offerees as have accepted offers to treat none of such acceptances as being effective, in which case such offers shall be deemed to have been duly rejected, and EDI shall be free to dispose of the EDI Offered Shares in accordance with Section 2(a)(v).

                    (iv) Any purchase by the Offerees of EDI Offered Shares pursuant to this Section 2(a) shall be effected by delivery by EDI of the certificate or certificates representing such EDI Offered Shares (properly endorsed for transfer) to the Offeree on a date (the "EDI Transfer Date") mutually-agreed upon by EDI and such Offeree, provided, however, that the EDI Transfer Date shall not be on a date more than 90 days following the EDI Sale Notice. As of the EDI Transfer Date, title to such EDI Offered Shares shall be deemed transferred to such Offeree upon tender by such Offeree of the purchase price to EDI, in cash, by certified or cashier's check or by wire transfer to an account designated by EDI. EDI and each Shareholder agrees to take all actions necessary or advisable in order to consummate the sale of Common Shares to the Shareholders as contemplated hereby.

                    (v) Any EDI Offered Shares not duly accepted as hereinabove provided may then be transferred by EDI to the EDI Share Purchaser at the EDI Offered Price and upon terms not more favorable to the EDI Share Purchaser than those stated in the EDI Sale Notice, at any time within the next six months following the end of the offering period, provided, however, that prior to any such transfer, the EDI Share Purchaser shall deliver to the Shareholders a written unconditional agreement to be bound by the terms of this Agreement. Any EDI Offered Shares not so sold transferred or otherwise disposed of within such six-month period shall again in all respects become subject to the provisions of this

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Section 2(a) and no subsequent sale, transfer or other disposition thereof shall be made without again giving the notice and option to the Shareholders and complying with the other terms and conditions of this Section 2(a).

              (b) Sale of the Company (Drag Along). For so long as EDI holds at least 50% of the outstanding Common Shares, if EDI desires to cause the sale to a prospective purchaser (the "Company Purchaser"), whether pursuant to a merger or otherwise, of all of the outstanding Common Shares pursuant to a bona fide offer from the Company Purchaser, EDI shall notify the Shareholders and their respective transferees (collectively, the "Notified Shareholders"), in writing, of such offer and its terms and conditions. Each Notified Shareholder, within 15 days of the receipt of such notice (or such longer period of time as EDI shall designate in such notice) shall cause all of his Common Shares to be sold to the Company Purchaser on the same terms and conditions as the Common Shares being sold by EDI to the Company Purchaser unless the Notified Shareholders, individually or in the aggregate, elect to purchase (on the same terms and conditions) all Common Shares held by EDI.

              (c) Right to Sell (Tag Along). If, at any time, pursuant to a bona fide offer by a prospective purchaser (the "Buyer") EDI desires to cause the sale of such number of Common Shares so that after giving effect to the transaction EDI would not own at least 49% of the outstanding Common Shares, EDI shall (i) prior to the acceptance by EDI of such offer, give notice to the Buyer of the provisions of this Section 2(c), (ii) (A) require, pursuant to the terms of any agreement, instrument or other document effecting such sale to the Buyer, that the Buyer offer to purchase all of the Common Shares held by the Shareholders and their respective transferees, or (B) condition its acceptance of such offer on the receipt of an agreement of the Buyer to offer to purchase all of the Common Shares held by the Shareholders or their respective Transferees in each case under this clause (ii) on the same terms and conditions as are applicable to the sale of the Common Shares by EDI to the Buyer, and (iii) notify the Shareholders or their respective Transferees (collectively, the "Tag Along Shareholders"), in writing, of such offer and its terms and conditions. Each Tag Along Shareholder, within the Tag Along Notice Period (as defined below) shall, at the option of such Tag Along Shareholder, cause all of his Common Shares to

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                                      -12-

be sold to the Buyer on the terms and conditions set forth in such notice. As used herein, the term "Tag Along Notice Period" shall mean 30 days after the receipt of the notice described in clause (i) above (or such longer period of time as EDI shall designate in such notice).

              3.    Election of Board of Directors of Silverstar.

              (a) Subject to Section 3(b) and 3(c) hereof, during the term of this Agreement each of the parties hereto agrees that, in all elections of directors of Silverstar, such party will vote all Common Shares owned by him
(i) for the maintaining of the number of directors equal to five and (ii) for the election of a slate of directors so that at all times two directors shall be designated by EDI, two directors shall be designated jointly by the Shareholders and one director shall be designated by EDI from a list of three persons proposed jointly by the Shareholders.

              (b)   Notwithstanding anything to the contrary contained in
Section 3(a), if at any time EDI holds:

                    (i) 55% or more of the outstanding Common Shares, EDI shall designate three of the five directors of Silverstar;

                    (ii) 75% or more of the outstanding Common Shares, EDI shall designate four of the five directors of Silverstar; and

                    (iii) 95% or more of the outstanding Common Shares, EDI shall designate all of the five directors of Silverstar.

              (c) Notwithstanding anything to the contrary contained in Sections 3(a) or 3(b) hereof, in the event that (i) Silverstar's results fail to meet the operating targets established by the Board of Directors of EDI for eight consecutive quarters or (ii) Silverstar incurs net losses, after payment of interest, for eight consecutive quarters, each of the parties hereto agrees that such party shall vote all Common Shares owned by him so that Silverstar's Board of Directors shall be increased to seven directors and EDI shall designate the two additional directors.

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              (d)   Audited Financial Statements.  Each of the parties hereto
agrees to take such actions as are necessary or advisable to cause Silverstar to prepare annual audited financial statements in accordance with Italian generally accepted accounting principles consistently applied, which statements shall also be prepared in accordance with United States generally accepted accounting principles consistently applied to the extent required under United States securities laws.

              4. Liquidation of Silverstar; Issuance of Additional Common Shares. Each of the parties hereto agrees that a 2/3 vote (in the case of (i) below, at the extraordinary shareholders meeting in first and second call) of the outstanding Common Shares shall be required to approve (i) the liquidation, dissolution or winding up of Silverstar or (ii) the issuance of additional Common Shares if the sole purpose of such issuance is to dilute the interest of the Shareholders in Silverstar. This Section 4 shall not be construed, in any way, to require such 2/3 vote, or otherwise restrict or prohibit the issuance of additional Common Shares, if such additional Common Shares are issued when appropriate, necessary or for any other valid business purpose, as determined in good faith by Silverstar's Board of Directors. The parties hereto agree to amend the Silverstar by-laws to provide for such 2/3 votes.

              5. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

              "Arrow Stock" shall mean the common stock, par value $1.00 per share, of Arrow Electronics Inc., a New York corporation ("Arrow").

              "Arrow Value per Share" shall mean the average closing price on the New York Stock Exchange of one share of Arrow Stock, as published in The Wall Street Journal, for the 10 day trading period ending two days before the delivery of shares of Arrow Stock (but not less than Arrow's book value per share, as computed in accordance with United States generally accepted accounting principles consistent with Arrow's audited financial statements) converted into the currency of the EDI Purchase Price in the case of any Offered Shares or into Italian Lira in the case of Call Shares or Put Shares at an exchange rate equal to the average currency exchange rate, as published in The Wall Street Journal for the 20 business day period ending two days before the delivery of shares of Arrow Stock.

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          "Cause" shall mean the commission by Ghezzi or Fanelli of a felony or other crime involving moral turpitude, the commission by Ghezzi or Fanelli of any other act performed other than pursuant to his technical or professional duties to Silverstar which has a material adverse effect on the Silverstar's reputation, the violation by Ghezzi or Fanelli of any agreement with Silverstar, the commission by Ghezzi or Fanelli of any other act which is a breach of his fiduciary duty of loyalty to Silverstar or the repeated failure of the Ghezzi or Fanelli to otherwise perform his duties to Silverstar.

          "EDI Stock" shall mean the common stock, nominal value NLG 1,000 per share, of EDI.

          "EDI Value per Share" shall mean EDI's book value per share, as computed in accordance with Dutch generally accepted accounting principles consistent with EDI's audited financial statements (the "EDI Book Value"), if EDI shares are not listed on a securities exchange or, if EDI shares are listed on a securities exchange, the average closing price on such exchange for the 10-day trading period ending two days before the date of delivery of shares of EDI Stock (but not less than the EDI Book Value) in either case converted into the currency of the EDI Purchase Price in the case of any Offered Shares or into Italian Lira in the case of Call Shares or Put Shares or any shares of EDI Stock to be purchased pursuant to Section 1(f) at an exchange rate equal to the average currency exchange rate, as published in The Wall Street Journal for the 20 business day period ending two days before the delivery of shares of EDI Stock.

          "Family Transfer" shall mean a transfer by a Shareholder or any transferee, direct or indirect, of a Shareholder pursuant to a Family Transfer of Common Shares (a) pursuant to applicable laws of descent and distribution or
(b) among the transferor's family group and which, in each case, satisfies the requirements set forth in Section 1(a)(vi) hereof. A transferor's "family group" means (i) such transferor's spouse and descendants (whether natural or adopted), and/or any person related by blood or adoption to either the transferor, the transferor's spouse or another member of the family group, (ii) any trust whose primary beneficiary is a member of the family group and (iii) any company all of whose securities are owned by one or more members of the family group.

          "Silverstar Formula Price" shall mean the product of (a) 10 multiplied by (b) the average of the Silverstar Profits (net of any losses) for the two full fiscal years prior to the purchase, divided by the number of Common Shares outstanding on the date of purchase (but not less than Silverstar's book value per share, as computed in accordance with Italian generally accepted accounting principles consistent with Silverstar's audited financial statements, excluding net goodwill (after amortization) relating to the acquisition of Celdis Componenti S.r.L., at the time of computation). For purposes hereof, "Silverstar Profits" shall mean the net after-tax profits of Silverstar as computed on a basis consistent with that used in the preparation of the pro forma financial statements referred to in Section 2(f) of the Share Purchase Agreement.

      6.  Miscellaneous.

          (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition of invalidity, without invalidating the remainder of this Agreement.

          (b) Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

          (c) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          (d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the conflicts of laws principles thereof) including all matters of construction, validity and performance.

          (e) Arbitration. Any dispute arising in connection with this Agreement shall be decided by arbitration. The arbitration panel shall be composed of three members of the American Arbitration Association, one chosen by EDI, one chosen by the Shareholders and one chosen by those appointed by EDI and the

Shareholders. If either EDI or the Shareholders fails to appoint its arbitrator within 14 calendar days after receipt of notice of appointment by the other of its arbitrator, or if the two arbitrators first chosen fail to appoint the third, then the third arbitrator shall be appointed in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the applicable rules of the American Arbitration Association and shall be held in New York City as promptly as possible at such time and place as the arbitrators may determine and in any event within 30 days of the appointment of the third arbitrator. The decision of a majority of the arbitrators shall be final and binding upon EDI and the Shareholders. The expense of the arbitration shall be paid as the arbitrators may determine.

          (f) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to each Shareholder at the address indicated on Schedule I hereto and to EDI at the address indicated below:

               EDI Electronics Distribution
               International B.V.
               c/o TMF Nederland B.V.
               Emmaplein 5
               1075 AW Amsterdam
               The Netherlands
               Attention: Robert val der Voort

               with copies to:

               Arrow Electronics Inc.
               25 Hub Drive
               Melville, NY  11747
               Attention: Robert E. Klatell, Esq.

               Winthrop, Stimson, Putnam & Roberts
               One Battery Park Plaza
               New York, New York  10004
               Attention: Howard S. Kelberg, Esq.

          (g) Effectiveness. The effectiveness of this Agreement shall commence, and is contingent upon, the occurrence of the Closing pursuant to the Share Purchase Agreement and if for any reason the Closing does not occur pursuant to the Share Purchase Agreement this Agreement shall be null and void and of no force and effect.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                           EDI ELECTRONICS DISTRIBUTION
                                           INTERNATIONAL B.V.

                                           By /s/ Stefanie L. Roth
                                            ------------------------------
                                            Title: Attorney-in-fact





                                           THE SHAREHOLDERS:



                                           /s/ Giorgio Ghezzi
                                           ---------------------------------
                                           Giorgio Ghezzi


                                           /s/ Germano Fanelli
                                           ---------------------------------
                                           Germano Fanelli


                                           /s/ Renzo Ghezzi
                                           ---------------------------------
                                           Renzo Ghezzi  Attorney-in-fact